EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

FIRST CHESTER COUNTY CORPORATION

THE FIRST NATIONAL BANK OF CHESTER COUNTY

and

JAMES M. DEITCH

EXHIBIT “A”

i

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made this 18th day of September, 2008, by and between FIRST CHESTER COUNTY CORPORATION, a Pennsylvania business corporation, and THE FIRST NATIONAL BANK OF CHESTER COUNTY, a wholly-owned subsidiary of First Chester County Corporation and a national banking association with its principal offices located at 9 North High Street, West Chester, Pennsylvania (hereinafter individually referred to as “Corporation” and “Bank” respectively, and collectively referred to as “FNB”) and JAMES M. DEITCH, of 3405 Pebble Ridge Drive, York, Pennsylvania 17402 (hereinafter referred to as “Deitch”).

Reference is made to that certain Agreement and Plan of Merger, dated of even date herewith by and among, the Corporation, the Bank and American Home Bank, National Association (“AHB”) (the “Merger Agreement”).  Capitalized terms that are not defined herein have the meanings given to them in the Merger Agreement.

This Agreement is being executed as an inducement to the Corporation and Bank to enter into and to perform their respective obligations under the Merger Agreement and as a condition to the Corporation’s and the Bank’s obligations under the Merger Agreement.

Deitch is currently the Chief Executive Officer of AHB.  Upon consummation of the transactions contemplated by the Merger Agreement, and pursuant to the terms thereof, Deitch is to become the Managing Director of the American Home Bank Division of FNB (the “AHB Division”) and a member of the Boards of Directors of the Corporation and the Bank.

Deitch’s leadership skills and services have constituted a major factor in the successful growth and development of AHB.

FNB desires to employ and retain the experience and financial ability and services of Deitch as Managing Director of the AHB Division from the effective date hereof and to prevent any other business in competition with FNB from securing the benefit of his services, background and expertise in the banking business.

The terms, conditions and undertakings of this Agreement were submitted to and duly approved and authorized by the Boards of Directors of both the Corporation and the Bank.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated by reference, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Employment

Upon consummation of the transactions contemplated by the Merger Agreement, FNB will employ Deitch as the Managing Director of the AHB Division, and Deitch hereby accepts such employment, under and subject to the terms and conditions hereinafter set forth.  The “Effective Date” of the transactions contemplated by the Merger Agreement and as defined therein is also referred to herein as the “Employment Commencement Date.”

2.                                      Term

Subject to the provisions for termination of this Agreement provided in Paragraph 5 hereof, the term of this Agreement shall be for a period commencing the Effective Date and ending at 11:59 p.m. on December 31, 2010 (the “Term”).  On January 1, 2010 and on each succeeding January 1, the Term shall be extended automatically for one year, unless either of the following two conditions is met:  (a) FNB or Deitch give written termination notice pursuant to Section 5 hereof, or (b) FNB or Deitch agree to a mutually acceptable date on which to terminate this Agreement.

3.                                      Compensation

During the Term of this Agreement, FNB shall pay Deitch a salary (hereinafter referred to as “Compensation”) and provide Deitch with life, health and disability insurance coverage, retirement (qualified and nonqualified) benefits, vacations, bonuses, and other benefits (hereinafter collectively referred to as the “Benefits”), the amounts and nature of which shall be fixed by the Boards of Directors of the Corporation and the Bank from time to time and set forth on the attached Exhibit “A”; provided, however, that in no event shall Deitch’s Compensation be less than one hundred percent (100%) of the Compensation set forth on Exhibit “A”, and in no event shall Deitch’s Benefits be less than or materially different from the Benefits he is to receive as of the date of this Agreement.

4.                                      Position and Responsibilities

(a)                                  Position and Duties.  Deitch will be employed as the Managing Director of the AHB Division, reporting to the President of the Bank, and, except as set forth in Section 5 hereof, will continue to serve as the Managing Director of the AHB Division throughout the entire Term.  In no event shall Deitch be employed by the Corporation or the Bank during any calendar year subsequent to 2008 at a lower position or rank and any such diminution in position or authority shall be considered a breach of this Agreement by FNB, which breach FNB shall be provided an opportunity to cure within thirty (30) days upon notice to FNB by Deitch.  Deitch shall devote his full time and efforts solely to the business of FNB and the AHB Division and shall diligently, efficiently and effectively perform such duties as shall be assigned to him, which shall consist of the general and active management of the business of the AHB Division and such other duties of supervision and management as are generally vested in the office of the Chief Executive Officer or Managing Director of a major division or as are directed or otherwise set forth in job descriptions established by the Boards of Directors of the Corporation or the Bank for such offices.  Unless otherwise directed by the Board of Directors of the Corporation or the Bank, the Chief Executive Officer of the Corporation or the Bank, or the President of the Corporation or the Bank, Deitch shall have overall responsibility for oversight of the management, profitability and performance of the AHB Division which includes, without limitation, oversight and responsibility for ensuring the safety and soundness of FNB to the extent impacted by the AHB Division.  Deitch shall at all times during the Term of this Agreement refrain from doing any act, disclosing any information or making any statements to any person other than officers of FNB which may result in the disclosure of confidential information or adversely affect the good reputation of FNB in the community or which might adversely affect the professional or business relationship between FNB and any business, depositor, borrower or any other person with whom FNB is doing business or is contemplating doing business.

(b)                                 Office and Support.  FNB shall provide Deitch with an office, secretarial assistance and such other facilities and support services as shall be suitable to Deitch’s position and responsibilities as set forth above and as may be necessary to enable Deitch to perform such duties effectively and efficiently.

(c)                                  Location of Office.  In connection with Deitch’s employment by the Corporation and the Bank, Deitch shall maintain his office at 3840 Hempland Road, Mountville, Pennsylvania, or at such other office as the Board of Directors of the Corporation or the Bank may select within the immediate vicinity of Mountville, Pennsylvania.

5.                                      Termination

(a)                                  Death.  If Deitch dies during his employment hereunder, his Compensation and Benefits hereunder shall terminate, and his bonus (if any) shall be prorated as of the last day of the third month after the month in which he dies.

(b)                                 Disability.  If Deitch shall become disabled (as determined by FNB’s insurance carrier or a physician of its choice) during the Term, then from and after the date upon which it is determined that Deitch became disabled and until such time as Deitch returns to the full time employment at FNB, he shall not receive his Compensation and Benefits, but shall only be entitled to receive disability benefits as are provided under the disability insurance and/or salary continuation policy covering Deitch which is maintained in force by FNB at the time such disability occurs.  FNB shall maintain a disability insurance policy or salary continuation policy covering Deitch during the entire Term, and FNB shall not cause or suffer any termination, lapse, suspension or modification of any of such policies or any reductions in the amounts of coverage provided thereunder without first giving Deitch at least thirty (30) days prior written notice thereof.

(c)                                  For Cause.  The Board of Directors of the Corporation or the Bank may terminate this Agreement at any time if Deitch is convicted of a crime which is a felony or misdemeanor and that involves fraud, dishonesty or moral turpitude, or if he breaches any material provision of this Agreement or substantially fails to provide the services which are required of him under the terms of this Agreement.  However, prior to terminating this Agreement by reason of Deitch’s failure to provide services hereunder or his breach of any provision of this Agreement, the Board of Directors of the Corporation or the Bank shall first give Deitch written notice specifically identifying the manner in which Deitch has breached the terms of this Agreement and the approximate date or dates on which such violations have occurred. Deitch shall have thirty (30) days from his receipt of such notice within which to cure or correct the effects of such breach and to report in writing to the Boards of Directors of the Corporation and the Bank all steps which he has taken to cure such breach.  If Deitch shall not have corrected or cured such breach or diligently taken all steps which are necessary to do so within the aforesaid thirty (30) day period, the Board of Directors of the Corporation or the Bank may terminate this Agreement immediately, upon giving Deitch written notice of such termination on or after the 31st day following the date on which notice of the breach was delivered to Deitch.  If the breach asserted by the Board of Directors of the Corporation or the Bank is, because of its nature, incapable of being corrected or cured, then such breach shall not be cause for termination of this Agreement unless such breach shall be deemed to have caused FNB significant and irreparable harm in the opinion of a simple majority of all of the members of the Board of Directors of the Corporation or the Bank.  Any decision rendered by the Board of Directors of the Corporation or the Bank which reasonably determines that such breach has caused significant or irreparable harm to FNB shall be final, binding and conclusive for purposes of this Agreement and shall not be subject to challenge by Deitch.  If such breach is not deemed to have caused FNB significant and irreparable harm, then this Agreement may not be terminated by reason thereof, but any future breach of a similar nature shall be cause for immediate termination by the Board of Directors of the Corporation or the Bank upon giving Deitch written notice thereof.  If this Agreement is terminated by FNB for cause pursuant to this subparagraph, then FNB shall be under no obligation to provide Compensation or Benefits to Deitch following the effective date of such termination, except for such Compensation and Benefits which have accrued and which have not been paid or furnished as of the effective date of such termination.

(d)                                 Removal Without Cause.  The Corporation or the Bank shall have the right at any time upon written notice to Deitch, to terminate the employment of Deitch hereunder. If such termination by the Corporation or the Bank is not by reason of disability pursuant to paragraph (b), of this Section 5 or for cause pursuant to paragraph (c) of this Section 5, FNB shall be obligated to continue to pay the Compensation and provide the Benefits to Deitch for twenty-four (24) months, at the rate, times and intervals at which such

Compensation and Benefits are being paid or provided as of the date on which FNB terminates the employment of Deitch.

(e)                                  Breach by FNB.  If FNB breaches any provision of this Agreement (specifically including, but not limited to, substantial diminution in the position and authority of Deitch which has not been cured by FNB as set forth in the preceding paragraphs as well as any failure by FNB to appoint or nominate for re-election Deitch to the Board of the Corporation and any failure to appoint or nominate for re-election Deitch to the Board of the Bank), Deitch may leave the employment of FNB; however, Deitch must provide written notice to FNB of any alleged breach and FNB must have thirty (30) days to cure or correct such breach or otherwise inform Deitch that it declines to do so.  If FNB fails to cure or correct such breach, or otherwise informs Deitch that it declines to do so, Deitch will be under no obligation to perform his duties hereunder and shall have no further liability or obligations under any provisions of this Agreement.  In such event, however, FNB shall be obligated to continue to pay the Compensation and provide the Benefits to Deitch for twenty-four (24) months, at the rate, times and intervals at which such Compensation is being paid on the date on which FNB commits a breach of this Agreement.

(f)                                    By Deitch.  Deitch may terminate this Agreement effective as of December 31st of any year during the Term of this Agreement for any reason, by giving the Boards of Directors of the Corporation and the Bank written notice thereof on or before December 1st of such year.  If Deitch terminates this Agreement pursuant to this subparagraph, FNB shall be under no obligation to pay any Compensation or provide any Benefits to Deitch following the effective date of such termination, except that FNB shall remain liable to pay the

Compensation and Benefits which have accrued but which remain unpaid or unfurnished as of the effective date of such termination.

(g)                                 At End of Term.  If FNB terminates Deitch’s employment hereunder as of the end of the Term or any extension thereof, FNB shall be obligated, as severance payments, to continue to pay the Compensation and provide the Benefits to Deitch for a period of twenty-four (24) months after such termination at the rates, times and intervals at which such Compensation and Benefits are being paid or provided as of the date on which FNB terminates the employment of Deitch.  If Deitch’s employment by FNB continues after the end of the Term or any extension thereof, no severance payments will be provided to him.

(h)                                 Termination After a Change in the Ownership or Effective Control.  If Deitch’s employment is terminated (i) by the Corporation or the Bank and such termination is not by reason of death, disability or for cause as set forth in this Section 5, (ii) or by Deitch pursuant to Section 5 of this Agreement, and such termination is within two years after a “Change in the Ownership or Effective Control”, then the Corporation and the Bank shall be obligated, jointly and severally, to continue to provide Deitch with the Compensation and Benefits provided for three (3) years after such termination (in lieu of other continuation payments provided in this Agreement).  Such Compensation and Benefits shall be paid and provided at the rate, times and intervals at which such compensation and benefits were paid or provided on the date of such termination of Deitch’s employment.  A Change in the Ownership or Effective Control of the Corporation or the Bank occurs under the terms of Treasury Regulations, Section 1.409A-3(i)(5).

(i)                                     Limitation on Payments.  If there is a determination, either made or confirmed by FNB’s outside legal counsel, that any payment to Deitch pursuant to this

Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax imposed by federal, state or local law, Deitch shall receive a payment such that, after payment of all taxes on such amount, leaves a balance sufficient to pay the excise or similar tax.

(j)                                     Compliance with Section 409A.  Payments made pursuant to this Agreement that are subject to the provisions of Section 409A of the Code may be made only in compliance with that Section.  Deitch agrees to any changes in the timing of distributions or other provisions that are necessary to assure compliance with Section 409A.

(k)                                  Resignation from Board.  If Deitch’s employment with FNB is terminated for any reason, he will immediately tender his resignation as director of the Corporation and the Bank to the Chairman of the Boards of the Corporation and the Bank.  Such resignation will become effective upon acceptance by the Board of Directors of the Corporation, except that if Deitch is terminated by FNB for Cause his resignation shall become effective immediately.

6.                                      Indemnification

FNB agrees to indemnify Deitch to the maximum extent permitted under applicable law for any liability incurred by Deitch in his capacity as an officer or director of FNB.  In such right or rights of indemnification which Deitch shall have as set forth hereunder or in the By-laws of the Corporation or the Bank as of the date Deitch’s employment hereunder is terminated shall survive such termination.  FNB shall obtain directors’ and officers’ liability insurance with coverage relating to all acts and omissions alleged to have occurred during the Term of this Agreement.

7.                                      Expenses and Automobile

Deitch is authorized to incur reasonable expenses for promoting the business of FNB, including expenses for travel, entertainment and similar items on behalf of FNB business.

FNB shall reimburse Deitch for all such expenses upon the presentation by Deitch, from time to time, of an itemized account of such expenditures.  In addition, FNB shall provide Deitch with an automobile for his use during the Term.

8.                                      Restrictive Covenant

(a)                                  During the Term of this Agreement and for a period of one (1) year thereafter, Deitch shall not, directly or indirectly, be employed by or enter into a consulting arrangement with or otherwise agree to perform personal services for any other bank or financial institution, including any mortgage banking business, doing business in Pennsylvania, New Jersey, New York, Maryland, Delaware or in any other state in which the AHB Division generated 5% or more of its business in the preceding twelve (12) months (the “Applicable Area”); directly or indirectly employ or seek to employ any person employed at that time by FNB, or otherwise encourage or entice any such person to leave such employment, or solicit any customers or vendors of FNB on behalf of or for the benefit of any such bank or financial institution, including any mortgage banking business; provided, however, that if Deitch terminates this Agreement by reason of a breach of this Agreement by FNB or if Deitch’s employment is terminated for any reason other than pursuant to Sections 5(c) or 5(f) of this Agreement, this restrictive covenant shall be null and void and Deitch shall be entitled to be employed by any bank or financial institution, including any mortgage banking business, doing business in the Applicable Area.  FNB understands that Deitch serves as a Governor of the Mortgage Bankers Association of America and that his duties under this service, including his testimony as an expert witness, shall not breach this Covenant.  FNB understands that Deitch serves a Chairman of Hope International Global Fund (formerly Hope International Credit Corp), a non-profit association providing microfinance loans in non or less developed countries in Africa, Eastern Europe, the Middle East, Asia, South American and Central America and these activities shall not breach this covenant.  FNB understands that Deitch writes articles, delivers speeches and presentations to trade organizations, corporations and conventions and these activities shall not breach this covenant, provided however that these activities do not interfere or diminish Deitch’s performance of his obligations under this Agreement.  FNB understands that Deitch is a director and shareholder of Flincheaugh Engineering, a privately-owned manufacturing company, and these activities shall not breach this covenant provided they do not interfere or diminish Deitch’s performance of his obligations.

(b)                                 Deitch covenants and agrees that at no time during the term of this Agreement, nor at any time following any termination of employment will Deitch communicate, furnish, divulge or disclose in any manner to any person or entity any Confidential Information (as defined in 8(c)) without the prior express written consent of FNB.  After a termination of employment, Deitch shall not, without the prior written consent of FNB, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than FNB and its designees.

(c)                                  For purposes of this Section, “Confidential Information” shall mean financial information about FNB, contract terms with vendors and suppliers, customer and supplier lists and data, trade secrets and such other competitively-sensitive information to which Deitch has access as a result of his positions with FNB, except that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Deitch, (ii) as a result of disclosure by Deitch during the term of this Agreement which he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Deitch, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give FNB written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

(d)                                 Deitch acknowledges that monetary damages will not be an adequate remedy for FNB in the event of a breach of this Section 8, and that it would be impossible for FNB to measure damages in the event of such a breach.  Therefore, Deitch agrees that, in addition to other rights that FNB may have, FNB is entitled to an injunction preventing Deitch from any breach of this Section 8.

9.                                      Binding Effect

This Agreement shall inure to the benefit of and be binding upon FNB, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire all or substantially all of the assets or business of FNB or into which FNB may be liquidated, consolidated, merged or otherwise combines, regardless of the identity or form of the surviving entity, and shall inure to the benefit of and be binding upon Deitch, his heirs, and personal representatives.

10.                               Notice

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail, return receipt requested, correctly addressed to Deitch’s residence, in the case of Deitch, or to its principal office, in the case of FNB.  Copies of all such notices shall simultaneously be personally delivered or sent by United States first class, registered or certified mail, or by a nationally-recognized overnight delivery service, to Patricia A. Gritzan, Esquire, Saul Ewing LLP, 1500 Market Street, Centre Square West, 38th Floor, Philadelphia, PA 19102.

11.                               Waiver of Breach

Waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

12.                               Vested Benefits

This Agreement shall not limit or in any way affect any benefits which Deitch may be entitled to receive under any benefits in which Deitch has a vested interest as of the date of this Agreement.

13.                               Savings Clause

Should any provision contained herein be determined by decree or court or other judicial body to be illegal or unenforceable, such provision shall be considered null and void and the remainder of this Agreement shall remain in full force and effect and shall be construed without reference to any such provision.  Nevertheless, it is the intention of the parties hereto that any such invalid or unenforceable provision shall, if possible, be construed and enforced in such a manner as to make the same valid and enforceable under applicable law and consistent with the reasonable intention of the parties as expressed in such provision.

14.                               Governing Law

Questions pertaining to the validity, construction and administration of this Agreement shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

15.                               Entire Agreement; Modification

This Agreement supersedes the Letter dated June 9, 2008 from the Corporation to Deitch, in his capacity as Chairman and Chief Executive Officer of AHB, and constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and there are no other agreements, conditions, representations or understandings, oral or written, expressed or implied, with regard to the subject of this Agreement.  This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

THE FIRST NATIONAL BANK OF CHESTER COUNTY

By:	/s/ Kevin C. Quinn
Kevin C. Quinn, President

FIRST CHESTER COUNTY CORPORATION

By:	/s/ John A. Featherman, III
John A. Featherman, III, Chairman
and Chief Executive Officer

FIRST CHESTER COUNTY CORPORATION

By:	/s/ James M. Deitch
James M. Deitch

Exhibit “A”

James M. Deitch, Managing Director, AHB Division

2008 Compensation and Benefits

Annual Salary	$203,000

Group Medical Insurance	AHB Blue Shield, until converted to Personal Choice (Family Tier)

Group Dental Insurance	AHB Dental until converted to Delta Dental (Family Tier)

Group Vision Insurance	AHB Vision Benefits of America, until converted to Vision Benefits of America (Family Tier)

Retirement Savings Plan(s):

Qualified Plan: AHB 401(k) with match of 50 cents on every dollar up to $3,000 per year, until converted to 401(k) Plan administered by Lincoln Financial Group with Bank match: of 75 cents on every dollar up to 5% of base earnings. Annual discretionary profit sharing contribution made into 401(k) account: 3% of the first $30,000 of base salary, 6% of earnings above $30,000.

Please refer to IRS indexed dollar limits for 2008 for qualified and non-qualified plans.

Non Qualified Plan:

Non Qualified Plan: First National Bank of Chester County Supplemental Benefit Retirement Plan. Bank contributes 3% of annual salary into an interest bearing account.

Please refer to IRS indexed dollar limits for 2008 for qualified and non-qualified plans.

Group Life/AD&D Insurance

AHB Group Life/ADD until converted to All group life/disability policies are administered by Principal Financial Group. Please refer to the group policy which outlines exclusions and limitations.

Coverage 3x annual salary up to a maximum of $345,000

Supplemental Life Insurance	As approved by the Board of Directors and P&C Committee

Group Short Term Disability Insurance	Weekly maximum - $2,500 (duration is 24 weeks)

Group Long Term Disability Insurance	Coverage 60% of pre-disability earnings

Executive Incentive Plan	As set forth in Definitive Merger Agreement, Section 6.14

Automobile Lease	In lieu of Auto Allowance

Paid Time Off	Six weeks PTO

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